Exhibit No. 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THE EMPLOYMENT AGREEMENT (“Agreement”) made and entered into on October 8, 2021, by and between NEXTPLAT CORP. f/k/a Orbsat Corp., a Nevada corporation with offices located at 18851 N.E. 29th Ave, Suite 700, Aventura, FL 33180 (the “Corporation”), and Andrew S. Cohen (the “Employee”), is amended as follows:

Section 4(a) of the Agreement shall be deleted and replaced to read as follows:

(a) The Corporation shall pay the Employee as compensation for his services hereunder, in monthly installments during the Term, the sum of $125,000 (the “Annual Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations, and monthly advances against the salary, if any. The Corporation shall review the Base Salary on an annual basis and has the right, but not the obligation, to increase it, but such salary shall not be decreased during the Term.

Section 6(c) of the Agreement shall be deleted and replaced to read as follows:

(b) Upon termination of the Employee’s employment pursuant to Section 5(a)(v) or other than pursuant to Section 5(a)(i), 5(a)(ii), 5(a)(iii), 5(a)(iv), or 5(a)(vi) (i.e., without “Cause”), in addition to the accrued but unpaid compensation and vacation pay through the end of the Term, or any then applicable extension of the Term, and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Employee shall be entitled to the following severance benefits: (i) a cash payment equal to $75,000.00, to be paid in a single lump sum payment not later than sixty (60) days following such termination, less withholding of all applicable taxes; (ii) continued provision for a period of twelve (12) months after the date of termination of the benefits under Benefits Plans extended from time to time by the Corporation to its senior Employees; and (iii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Employee was a participant as of the date of the Employee’s termination of Employment. In addition, any options or restricted stock shall be immediately vested upon termination of Employee’s employment pursuant to Section 5(a)(v) or by the Corporation without “Cause.”

Except for the above changes, the terms and conditions of the Agreement shall remain in full force and effect.

CORPORATION:		EMPLOYEE:
NEXTPLAT CORP.

By:	Charles Fernandez	By:	Andrew S. Cohen
Title:	Chief Executive Officer	Title:	Senior Vice President of Operations